SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  -------------


                                  SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2<F1>


                              USA DETERGENTS, INC.
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                                (Name of issuer)


                          Common Stock, $.01 par value
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                         (Title of class of securities)



                                   902938 992
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                                 (CUSIP number)

                                  -------------

         Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        (CONTINUED ON FOLLOWING PAGE(S))



------------------------

<F1> The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------
    CUSIP No. 902938 992
------------------------------


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  1           NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Coutts Bank (Switzerland) Ltd., New York Branch f/k/a/ Coutts & Co. AG
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  2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) /  /
                                                                       (b) /  /
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  3           SEC USE ONLY
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  4           CITIZENSHIP OR PLACE OF ORGANIZATION
              New York, United States of America
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NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY                    1,038,000
OWNED BY EACH REPORTING   ------------------------------------------------------
PERSON WITH               6     SHARED VOTING POWER*
                                0
                          ------------------------------------------------------
                          7     SOLE DISPOSITIVE POWER
                                1,038,000
                          ------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER*
                                0
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  9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              1,038,000 shares
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  10          CHECK  BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
              SHARES                                                       /  /
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  11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              7.5%
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  12          TYPE OF REPORTING PERSON
              BK
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
ITEM 1(A).     NAME OF ISSUER:
               USA Detergents, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               1735 Jersey Avenue
               North Brunswick, New Jersey  08902

ITEM 2(A).     NAME OF PERSON FILING:
               This statement is filed on behalf of:

                    Coutts Bank (Switzerland) Ltd., New York Branch f/k/a Coutts & Co. AG

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
               The principal business address of the Reporting Persons is:

                    Coutts Bank (Switzerland) Ltd., New York Branch 65 East 55th Street, 22nd Floor
                    New York, New York 10022
                    Attention: Christopher M. Walker
                    Telephone #: (212) 303-2528
                    Facsimile #: (212) 303-2936

ITEM 2(C).     CITIZENSHIP:
               New York, United States of America

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:
               Common Stock, $.01 par value

ITEM 2(E).     CUSIP NUMBER:
               902938 992

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

               (a) /  / Broker or Dealer registered under Section 15 of the Act

               (b) /X / Bank as defined in section 3(a)(6) of the Act

               (c) /  / Insurance  Company as defined in section 3(a)(19) of the act

               (d) /  / Investment  Company  registered  under  section 8 of the
                        Investment Company Act

               (e) /  / Investment  Adviser  registered under section 203 of the
                        Investment Advisers Act of 1940

               (f) /  / Employee Benefit Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

               (g) /  / Parent    Holding    Company,    in   accordance    with
                        ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

               (h) /  / Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

ITEM 4.        OWNERSHIP.

                   Amount                                                 Sole          Shared
                   Beneficially   Percent    Sole Voting   Shared         Dispositive   Dispositive
Entity             Owned          of Class   Power         Voting Power   Power         Power
------             -------------  --------   -----------   ------------   -----------   -----------
Coutts Bank          1,038,000      7.5%         not            not         1,038,000   not applicable
(Switzerland) Ltd.                            applicable    applicable
Ltd.


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               The securities were acquired by the reporting person through foreclosures in connection with defaults on certain loans collateralized by the securities. Accordingly, to the extent that the proceeds of any liquidation of the securities exceeds the amount of such loans, the relevant borrowers would be entitled to receive such excess.

ITEM 7.        IDENTIFICATION   AND   CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

July 9, 1998


                                               COUTTS BANK (SWITZERLAND) LTD.
                                               NEW YORK BRANCH


                                               By  /s/  Christopher M. Walker
                                                 -------------------------------
                                                 Title:  Vice President